Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 033-52761 on Form S-8, Registration Statement No. 333-127361 on Form S-8, and Registration Statement No. 333-127868 on Form S-3 of our report dated March 27, 2008, relating to the Consolidated Financial Statements of Lodi Gas Storage, L.L.C. and subsidiary, appearing in this Current Report on Form 8-K/A of Buckeye Partners, L.P.

DELOITTE & TOUCHE LLP

Houston, Texas
April 4, 2008